Exhibit 99.1

SS Innovations Announces Filing of Pre-Submission Application to the Center for Devices and Radiological Health (CDRH) of the United States Food and Drug Administration

Fort Lauderdale, FL., January 26, 2024 - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that it has filed a pre-submission application with the U.S. Food and Drug Administration (FDA) requesting feedback on its SSi MantraTM Surgical Robotic System.

SS Innovations received acknowledgement of this pre submission filing (#Q240119) from the Center for Devices and Radiological Health (CDRH) on January 17, 2024.

The CDRH is responsible for regulating firms who manufacture, repackage, relabel, or import medical devices sold in the United States. In addition, CDRH regulates medical and non-medical radiation-emitting electronic products such as lasers, x-ray systems and ultrasound equipment.

SS Innovations Founder, Chairman and Chief Executive Officer, Dr. Sudhir Srivastava, commented, “The filing of our pre-submission application with the CDRH is a pivotal step for SS Innovations, and provides an opportunity for us to gather feedback in an interactive meeting with the FDA prior to our planned 510(k) premarket submission for the SSi MantraTM Surgical Robotic System. We are very pleased to have obtained regulatory approval for the SSi MantraTM in India and Guatemala, and we are working towards obtaining approvals in the United States and Europe.”

The SSi MantraTM Surgical Robotic System is the first surgical system to be made in India, and one of the only systems in the world to be distinctly cost-effective with broad-spectrum surgical applications, including cardiac surgery.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi MantraTM” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular, 3D 4K vision open-console design and superior ergonomics, the system engages machine learning models to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 40 different surgical procedures. The SSi Mantra has also received regulatory approval in Guatemala. The company expects to seek regulatory approvals from the US Food and Drug Administration (FDA) and CE Mark in Europe in 2024 and 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341